UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2007

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2007, Learning Tree International, Inc. (“Leaning Tree”) received a Staff Determination Letter for the NASDAQ Stock Market that, as a result of the failure to file Learning Tree’s Form 10-K for the fiscal year ended September 29, 2006 (the “2006 10-K”), Learning Tree’s securities would be delisted from the Nasdaq National Stock Market unless Learning Tree requested a hearing before a Nasdaq Listing Qualification Panel. Learning Tree has made such a request. There can be no assurance that the Panel will grant the request for continued listing.

As previously announced, the filing of the 2006 10-K has been delayed as a result of a restatement of the consolidated financial statements for fiscal year ended September 30, 2005, the quarterly periods therein, and the first three quarterly periods in fiscal year ended September 29, 2006, to correct the accounting for lease termination events in the United Kingdom. Learning Tree has subsequently determined to include in the restatement adjustments to the lease termination costs for asset impairment charges. While this additional change has delayed the filing of the 2006 10-K, it is expected that the 10-K will be filed prior to the time for the hearing by the Nasdaq Listing Qualification Panel.

Item 4.02. Non-Reliance on Previously-Issued Financial Statements or a Related Audit Report or Completed Interim Report.

As previously announced, the 2006 10-K will restate the Learning Tree consolidated financial statements for fiscal year ended September 30, 2005, the quarterly periods therein, and the first three quarterly periods in fiscal year ended September 29, 2006. In the interim, investors should no longer rely on these annual and quarterly consolidated financial statements as originally filed with the Securities and Exchange Commission.

As previously disclosed, the restatement will change the amounts presented in general and administrative expenses in the consolidated statement of operations. Learning Tree does not expect the restatement to affect reported revenues, cost of revenues, deferred revenue, net cash flows or its aggregate cash and investments. Overall, Learning Tree does not anticipate the effect on the total assets in any balance sheet previously presented to be material.

As a result of the expected statement of operations adjustments, Learning Tree currently expects a total decrease in its pre-tax income of approximately $0.9 million for fiscal year 2005 from its previously reported pre-tax income, and a total reduction of approximately $1.0 million in its previously reported pre-tax income for the nine months ended June 30, 2006 relating to the adjustments for the lease termination costs and the write-off of the net book value of leasehold improvements. In addition for fiscal year 2005 certain other adjustments will be made that are appropriate for the fair presentation of the balance sheet. As a result of both of the above-mentioned adjustments comprising the fiscal year 2006 total restatement, net Equipment, Property and Leasehold Improvements as of September 30, 2005 will be decreased by approximately $0.4 million, Other Assets by approximately $0.1 million, Total Assets by approximately $0.1 million, and Total Liabilities by approximately $0.2 million. The net effect on Total Assets is not significant. As Learning Tree has not completed its closing process for fiscal year 2006, these amounts are subject to finalization.

The adjustments to Learning Tree’s accounting practices and the restatement of prior year results have been discussed with the Audit Committee of Learning Tree’s Board of Directors and with Learning Tree’s independent registered public accounting firm, Ernst & Young LLP. Ernst & Young has not audited the restatement amounts.

A press release is attached as Exhibit 99.1 to this report. This Form 8-K and Exhibit 99.1 contain statements intended as forward-looking statements which are subject to the cautionary statements set forth in the press release.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release issued by Learning Tree International dated January 11, 2007 relating to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.
Dated: January 11, 2007
	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer